                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or
           Section240.14a-12

              TENET HEALTHCARE CORPORATION
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

                     RICHARD B. SILVER
              TENET HEALTHCARE CORPORATION
                    3820 STATE STREET
             SANTA BARBARA, CALIFORNIA 93105
                      (805) 563-7000
-----------------------------------------------------------------------
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                          TENET HEALTHCARE CORPORATION

                                                                            MAILING ADDRESS:
                                                                              P.O. BOX 31907
3820 STATE STREET                                            SANTA BARBARA, CALIFORNIA 93130
SANTA BARBARA, CALIFORNIA 93105                                               (805) 563-7000

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                   TO BE HELD ON WEDNESDAY, OCTOBER 11, 2000

                            ------------------------

August 15, 2000

To our Shareholders:

    The Annual Meeting of Shareholders of Tenet Healthcare Corporation (the "Company") will be held on Wednesday, October 11, 2000, at 9:30 a.m., local time, at the Regent Beverly Wilshire Hotel in Beverly Hills, California, for the following purposes:

    1.  To elect three directors for terms of three years each;

    2. To vote upon a proposal to approve the Company's Second Amended and Restated 1994 Directors Stock Option Plan ("DSOP") to increase the number of shares available under the DSOP;

    3. To ratify the selection of KPMG LLP as independent auditors for the fiscal year ending May 31, 2001; and

    4.  To transact such other business as properly may come before the meeting.

    Only shareholders of record at the close of business on August 10, 2000 (the record date) will be entitled to vote at the meeting and any adjournments thereof.

    PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are cordially invited to attend the meeting and you may vote in person even though you have returned your proxy card.

                                          /s/ RICHARD B. SILVER

                                          RICHARD B. SILVER
                                          SECRETARY

                                PROXY STATEMENT

GENERAL INFORMATION
AUGUST 15, 2000

    Your proxy is solicited by the Board of Directors (the "Board") of Tenet Healthcare Corporation ("Tenet" or the "Company") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Wednesday, October 11, 2000, and any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about August 15, 2000.

    If the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no direction is indicated, the proxy will be voted in accordance with the Board's recommendations as set forth herein. Any shareholder executing a proxy has the power to revoke it at any time before it is voted. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The Board knows of no unspecified matters to be voted upon at the Annual Meeting.

    Only shareholders of record at the close of business on August 10, 2000, are entitled to receive notice of, and vote at, the Annual Meeting. On August 10, 2000, Tenet had outstanding 315,700,722 shares of common stock, each of which is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on such date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as votes cast except as indicated under Item 2.

    The cost of solicitation of proxies by the Board will be borne by the Company. The Company has engaged Georgeson Shareholder Communications Inc. ("Georgeson") to assist in the solicitation of proxies for the meeting. The Company will pay Georgeson $14,000 in fees for its proxy solicitation services and will reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail and by Georgeson, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or telegram. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

1. DIRECTORS AND NOMINEES

Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Chair of Executive Committee and
Member of Nominating Committee
Age: 56

    Mr. Barbakow has been Chairman and Chief Executive Officer of the Company since 1993. Prior to joining the Company, Mr. Barbakow served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation from September 1991 through May 1993. From 1988 until 1991, Mr. Barbakow served as Chairman, President and Chief Executive Officer of MGM/ UA Communications, Inc. Prior to 1988, Mr. Barbakow served as a Managing Director of Merrill Lynch Capital Markets and an executive officer of several Merrill Lynch affiliates. In addition, Mr. Barbakow served as a director of MGM Grand, Inc. from November 1988 through May 1993. Mr. Barbakow has been a director since 1990. His current term as a director expires at this year's Annual Meeting.
--------------------------------------------------------------------------------

Lawrence Biondi, S.J.
Director
Member of Audit Committee,
Nominating Committee and
Ethics and Quality Assurance Committee
Age: 61

    Father Biondi, a Jesuit priest, linguist and educator, has been President of Saint Louis University in Missouri since July 1987. From 1980 to 1987, Fr. Biondi was dean of the College of Arts & Sciences at Loyola University of Chicago, where he served on the faculty of modern languages since 1968. Fr. Biondi, who holds six degrees, is a widely published author in the field of sociolinguistics, in which he has analyzed issues in bilingual-bicultural education, patient-doctor communication and ethnicity. He is a former consultant on ethnicity for the city of Chicago. He sits on the boards of the Association of Jesuit Colleges and Universities; Boys Hope/ Girls Hope, St. Louis; Civic Progress, St. Louis; Conference USA; Grand Center, St. Louis; Missouri Botanical Garden; Saint Louis University; St. Louis Art Museum; St. Louis Regional Commerce and Growth Association; St. Louis Symphony; and St. Louis Zoo. Fr. Biondi has been a director since 1998. His current term as a director expires at this year's Annual Meeting.
--------------------------------------------------------------------------------

Bernice B. Bratter
Director
Member of Executive Committee,
Nominating Committee and Chair of
Compensation and Stock Option Committee
Age: 62

    Ms. Bratter, a licensed Marriage and Family Therapist, served as the President of the Los Angeles Women's Foundation, a public foundation dedicated to reshaping the status of women and girls in Southern California, from October 1996 through May 31, 2000. Ms. Bratter served as Executive Director of the Center for Healthy Aging, formerly known as Senior Health and Peer Counseling, a nonprofit health care organization located in Santa Monica, California from 1980 through her retirement from that position in March 1995. From March 1995 through September 1996, she lectured and served as a consultant in the fields of not-for-profit corporations and issues related to health care and aging. In 1981, Ms. Bratter was a gubernatorial appointee to the White House Conference on Aging as an observer. She is the recipient of numerous awards and commendations including the YWCA Woman of the Year Award, the Senior Health and Peer Counseling's Community Leader Award and other county, state and federal commendations. In 1991, Ms. Bratter was presented with an Honorary Doctor of Laws Degree by Pepperdine University. Ms. Bratter has been a director since 1990. Her current term as a director expires at the 2002 Annual Meeting.
--------------------------------------------------------------------------------

Sanford Cloud Jr.
Director
Member of Ethics and Quality Assurance Committee,
Pension Committee and Shareholder Proposal Committee
Age: 55

    Mr. Cloud has been President and Chief Executive Officer of The National Conference for Community and Justice (formerly the National Conference of Christians and Jews) since 1994. Prior to that time, Mr. Cloud was a partner in the law firm of Robinson & Cole in Hartford, Connecticut. Throughout most of the 1980s, Mr. Cloud worked for Aetna Life and Casualty Co. as Vice President of Corporate Public Involvement and Executive Director of the Aetna Foundation.
Mr. Cloud is a former two-term Connecticut state senator. Currently, Mr. Cloud serves on the boards of directors of Advest Group Inc. and Northeast Utilities. He also serves as Chairman of the Board of the Children's Fund of Connecticut. He is a graduate of Howard University and Howard University Law School and holds an M.A. in Religious Studies from the Hartford Seminary. Mr. Cloud has been a director since 1998. His current term as a director expires at the 2001 Annual Meeting.
--------------------------------------------------------------------------------

Maurice J. DeWald
Director
Member of Executive Committee,
Compensation and Stock Option Committee,
Shareholder Proposal Committee and
Chair of Audit Committee
Age: 60

    Mr. DeWald is Chairman of Verity Financial Group, Inc., a private investment firm that he founded in 1991. From 1962 through 1992 Mr. DeWald was with KPMG LLP, formerly KPMG Peat Marwick LLP, where he served at various times as a Director and as the Managing Partner of the Chicago, Orange County and Los Angeles offices. Mr. DeWald also was a founder of the firm's High Technology Industry Group. Mr. DeWald is a director of Dai-Ichi Kangyo Bank of California and ARV Assisted Living, Inc. He also sits on the Advisory Board of the Orange County Community Foundation and the Advisory Council of the University of Notre Dame School of Business. Mr. DeWald is a past Chairman and Director of United Way of Greater Los Angeles. He is a graduate of the University of Notre Dame. Mr. DeWald has been a director since 1991. His current term as a director expires at the 2001 Annual Meeting.
--------------------------------------------------------------------------------

Michael H. Focht, Sr.
Director
Member Ethics and Quality Assurance Committee and Shareholder Proposal Committee
Age: 57

    Mr. Focht, 57, retired from service as President and Chief Operating Officer of the Company effective May 31, 1999. Mr. Focht was elected by the Board to serve as Chief Operating Officer of the Company effective April 8, 1993, and to serve in the additional position of President effective July 28, 1993. Mr. Focht served as Senior Executive Vice President, Operations, of the Company from 1991, and President and Chief Executive Officer of the Company's General Hospital Division from 1986. Mr. Focht joined the Company in 1978 and has served as a director since 1990. His current term as a director expires at the 2002 Annual Meeting.
--------------------------------------------------------------------------------

Raymond A. Hay
Director
Member of Audit Committee,
Ethics and Quality Assurance Committee and
Chair of Shareholder Proposal Committee and
Nominating Committee
Age: 72

    Mr. Hay has been Chairman and Chief Executive Officer of Aberdeen Associates, a private investment firm, since 1992. Mr. Hay held the same position with Hay-Faulstich & Associates from 1991 through January 1992, when its operations were assumed by Aberdeen Associates. From 1983 until June 1991, Mr. Hay served as Chairman and Chief Executive Officer of The LTV Corporation. Mr. Hay has been a director since 1985. His current term as a director expires at the 2001 Annual Meeting.
--------------------------------------------------------------------------------

Van B. Honeycutt
Director
Member of Pension Committee and
Shareholder Proposal Committee
Age: 55

    Mr. Honeycutt is Chairman, President and Chief Executive Officer of Computer Sciences Corporation ("CSC"), a publicly-traded company that is a leading provider of management consulting and information technology solutions and services to industries and governments worldwide. Mr. Honeycutt was appointed President of CSC in 1993 and Chief Executive Officer in 1995. Prior to his appointment as Chief Executive Officer of CSC, Mr. Honeycutt was Chief Operating Officer. Mr. Honeycutt sits on the board of directors of Beckman Coulter, Inc. Mr. Honeycutt is a graduate of Franklin University and Stanford University's Executive Graduate Program. Mr. Honeycutt has been a director since December 1999. His current term as a director expires at this year's Annual Meeting.
--------------------------------------------------------------------------------

Lester B. Korn
Director
Member of Executive Committee and
Compensation and Stock Option Committee and
Chair of Pension Committee
Age: 64

    Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles, California. Mr. Korn served as the Chairman of Korn/ Ferry International, an executive search firm which he founded, from 1969 until May 1991, when he retired and became Chairman Emeritus. From 1987 to 1988, he served as the United States Ambassador to the United Nations Economic and Social Council. During 1996, Mr. Korn was a member of the United States Presidential Delegation to observe the elections in Bosnia. He is a director of ConAm Properties, Ltd., the Performing Arts Center of Los Angeles County, the RAND Center for Russian and Eurasian Studies and the Council of American Ambassadors. Mr. Korn is a member of the American Business Conference and a member of the Board of Trustees of the UCLA Foundation. He received a B.S. and an M.B.A. from UCLA. Mr. Korn has been a director since 1993. His current term as a director expires at the 2002 Annual Meeting.
--------------------------------------------------------------------------------

Floyd D. Loop, M.D.
Director
Member of Audit Committee and
Pension Committee
Age: 63

    Dr. Loop has been Chief Executive Officer and Chairman of The Board of Governors of The Cleveland Clinic Foundation since 1990. A graduate of Purdue University, he received his medical degree from George Washington University. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and serves on the American Board of Thoracic Surgery. In 1999, he was appointed to the Medicare Payment Advisory Commission. Dr. Loop has been a director since January 1999. His current term as a director expires at the 2002 Annual Meeting.
--------------------------------------------------------------------------------

DIRECTORS BY CLASS

C1ass 3 (term expires at the 2000 Annual Meeting of Shareholders)

Jeffrey C. Barbakow
Lawrence Biondi, S.J.
Van B. Honeycutt

Class 1 (term expires at the 2001 Annual Meeting of Shareholders)

Sanford Cloud Jr.
Maurice J. DeWald
Raymond A. Hay

Class 2 (term expires at the 2002 Annual Meeting of Shareholders)

Bernice B. Bratter
Michael H. Focht, Sr.
Lester B. Korn
Floyd D. Loop, M.D.

NOMINEES AND VOTING

    In December 1999, the size of the Board was increased from 10 to 11 directors and the Board elected Van B. Honeycutt to the Board as a Class 3 director. In keeping with the Board's retirement policy, one incumbent member of the Board, Richard S. Schweiker, retired from the Board effective July 26, 2000. Mr. Schweiker joined the Company's Board in 1986. The Company has benefited greatly from his service on the Board and thanks him for his dedicated service. On July 26, 2000, the Board reduced the size of the Board from 11 to 10 directors.

    On July 25, 2000, the Nominating Committee met and recommended that the Board nominate each of Mr. Barbakow, Fr. Biondi and Mr. Honeycutt to serve a three-year term as a director until the 2003 Annual Meeting. On July 26, 2000, after considering the Nominating Committee's actions, the Board nominated the directors recommended by the Nominating Committee.

    Directors are divided into three classes and serve for three-year overlapping terms. Following the election of the three Class 3 directors at this year's Annual Meeting, there will be three Class 1 directors, four Class 2 directors and three Class 3 directors. The terms of the Class 1 and Class 2 directors do not expire until 2001 and 2002, respectively. Directors are to be elected by a plurality of the votes cast. Votes may not be cumulated.

    The shares represented by proxies solicited by the Board will be voted, unless otherwise directed, for Mr. Barbakow, Fr. Biondi and Mr. Honeycutt. The Board believes each of its nominees will be able and willing to serve if elected. If any named nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

SHAREHOLDER APPROVAL

    The nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any nominee and broker non-votes are counted for purposes of determining the presence or absence of a quorum but otherwise have no legal effect in the election of directors. Unless marked to the contrary, proxies solicited by the Board will be voted FOR the election of each nominee of the Board at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS NOMINEES FOR DIRECTORS.

                                STOCK OWNERSHIP

    As of July 31, 2000, ownership of common stock by all directors, all nominees, each of the named executive officers (as defined herein on page 14) and all of the Company's executive officers and directors as a group (16 persons) was as follows:

                                                     SHARES BENEFICIALLY OWNED(1)
                                  -------------------------------------------------------------------
                                                                  OPTIONS
                                                             EXERCISABLE PRIOR
                                         SHARES OF            TO OCTOBER 31,          PERCENT OF
                                        COMMON STOCK               2000                CLASS(2)
                                  ------------------------   -----------------   --------------------
NAME                                TENET     BROADLANE(3)       TENET(4)         TENET     BROADLANE
----                              ---------   ------------   -----------------   --------   ---------
Jeffrey C. Barbakow.............  1,112,053(5)     854,595       4,498,000         1.78%       2.3%
Lawrence Biondi, S.J............        200           -0-           29,054
Bernice B. Bratter..............     11,000           -0-           49,054
Sanford Cloud Jr................        500           -0-           29,054
Maurice J. DeWald...............     10,570           -0-           49,054
Trevor Fetter(6)................     36,917(7)     267,806         637,598
Michael H. Focht, Sr............     10,000       100,000        1,125,976
Raymond A. Hay..................     11,200           -0-           39,054
Van B. Honeycutt................        -0-           -0-           22,364
Lester B. Korn..................     22,700           -0-           49,054
Floyd D. Loop, M.D..............        100           -0-           29,054
Thomas B. Mackey................     10,297       226,194          399,998
Raymond L. Mathiasen............     38,546(8)     100,000         352,965
Barry P. Schochet...............     40,892       260,950          724,082
Christi R. Sulzbach.............      2,461        61,400          272,465
Executive officers and directors
  as a group (16 persons)(9)....  1,311,436     1,920,945        8,306,826         3.06%       5.0%
                                  ---------     ---------        ---------         ----        ---

------------------------

(1) Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2) Except as indicated, no executive officer or director beneficially owned, including options exercisable prior to October 31, 2000, more than one percent of the outstanding shares of common stock of the Company and/or Broadlane, Inc. ("Broadlane").

(3) The shares listed in this column are shares of Broadlane common stock purchased by the "named executive officers." See "Related Party Transactions."

(4) No Broadlane options will be exercisable prior to October 31, 2000.

(5) Includes 12,180 shares held by Mr. Barbakow's minor sons and 1,093,400 shares held in trust.

(6) Mr. Fetter was Chief Corporate Officer and Chief Financial Officer in the Office of the President until March 1, 2000, when he became Chairman and Chief Executive Officer of Broadlane. He is included in the Proxy Statement because he otherwise would have been included but for the fact that he was not serving as an executive officer of the Company at May 31, 2000.

(7) Includes 6,800 shares held by Mr. Fetter's wife.

(8) Includes 37,500 shares held in trust.

(9) Includes one executive officer who is not a "named executive officer."

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board met six times, and acted once by unanimous written consent, during the fiscal year ended May 31, 2000. Each director participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which he/she served, during the period he/she served as a director. Messrs. Barbakow and Focht are considered employee directors for purposes of the following discussion. Mr. Focht is considered an employee director because he served as the Company's President and Chief Operating Officer through May 31, 1999, and is still receiving payments under the terms of his Consulting Agreement. See "Employment Agreements." All of the other directors are nonemployee directors.

    During fiscal 2000, the Company's Executive Committee consisted of directors Barbakow (Chair), Bratter, DeWald and Korn. The Executive Committee, which met six times during fiscal 2000, may exercise all of the powers of the Board in the management of the business and affairs of the Company when the Board is not in session, but may not fill vacancies on the Board, change the membership of, or fill vacancies in, any committee of the Board, adopt, amend or repeal the by-laws or declare dividends.

    During fiscal 2000, the Company's Audit Committee consisted of directors DeWald (Chair), Biondi, Hay, Loop and Schweiker. The Audit Committee's primary duties are to monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, to monitor the independence and performance of the Company's outside auditors and internal audit services department, and to provide an avenue of communication among the outside auditors, management, the internal audit services department and the Board. None of the members of the Audit Committee may be officers or employees of the Company. The Audit Committee met five times during fiscal 2000.

    During fiscal 2000, the Company's Compensation and Stock Option Committee (the "Compensation Committee") consisted of directors Bratter (Chair), DeWald and Korn. Except as noted below, the Compensation Committee has the authority to establish a general compensation policy for the Company and has responsibility for the compensation paid to the Company's directors and executive officers. The Compensation Committee directly or indirectly administers all of the Company's employee benefit plans (except those discussed below for which the Pension Committee is responsible), including stock option plans, long-term incentive plans, bonus plans, deferred compensation plans, nonqualified retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines (subject to the provisions of the Company's plans) the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. None of the members of the Compensation Committee may be officers or employees of the Company. The Compensation Committee met 11 times in fiscal 2000.

    During fiscal 2000, the Company's Nominating Committee consisted of directors Hay (Chair), Barbakow, Biondi and Bratter. The Nominating Committee, which is responsible for making recommendations to the Board regarding the qualifications of candidates for the Board, nominees to fill vacancies on the Board and Board committees, the director selection process, the tenure of Board members and the size, composition and committee structure of the Board, met two times in fiscal 2000.

    During fiscal 2000, the Company's Ethics and Quality Assurance Committee (the "Ethics Committee") consisted of directors Schweiker (Chair), Biondi, Cloud, Focht and Hay. The purpose of the Ethics Committee is to present to the Board such measures and recommend such actions as may be necessary or desirable to assist the Company in conducting its activities in accordance with all applicable laws, regulations and ethical standards, and in delivering quality medical care. In addition, the Ethics Committee provides oversight for the Company's corporate compliance and ethics programs. The Ethics Committee met three times in fiscal 2000.

    During fiscal 2000, the Pension Committee consisted of directors Korn (Chair) Cloud, Honeycutt and Loop. The Pension Committee is responsible for approving investment policies for the Company's qualified pension plans, reviewing actuarial information concerning the plans, monitoring the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"), approving major changes to the 401(k) Plan, approving any new qualified investment or savings plans (other than stock plans) proposed by the Company and monitoring such plans. The Pension Committee met three times, and acted once by unanimous written consent, in fiscal 2000.

    The Shareholder Proposals Committee consists of directors Hay (Chair), Cloud, DeWald, Focht and Honeycutt and is responsible for considering and making recommendations to the Board concerning all shareholder proposals. The Shareholder Proposals Committee met once in fiscal 2000.

                             AUDIT COMMITTEE REPORT

    The Audit Committee (the "Committee") is made up of the following members:
Maurice J. DeWald (Chair), Lawrence Biondi, S.J., Raymond A. Hay, Floyd D. Loop, M.D., and Richard S. Schweiker (through July 26, 2000). The Committee operates pursuant to a charter approved and adopted by the Board on May 24, 2000. A copy of the charter is included as APPENDIX A to this Proxy Statement. In accordance with the charter, all of the members of the Committee are independent and financially literate and at least one member of the Committee has accounting or related financial management expertise.

    The Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements and the footnotes thereto in the Company's fiscal year 2000 Annual Report to Shareholders and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

    The Company's outside auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles. The Committee reviewed and discussed with the outside auditors their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Committee with the Company's outside auditors under generally accepted auditing standards. The Company's outside auditors have expressed the opinion that the Company's audited financial statements conform to generally accepted accounting principles.

    The Committee discussed with the outside auditors the outside auditors' independence from management and the Company, and received the written disclosures concerning the outside auditors' independence required by the Independence Standards Board to be made by the outside auditors to the Company.

    The Committee discussed with the Company's internal and outside auditors the overall scope and plans for their respective audits. The Committee met with the internal and outside auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 31, 2000, to be filed with the Securities and Exchange Commission. The Committee also recommended to the Board of Directors the selection of KPMG LLP to serve as the Company's outside auditors for fiscal 2001.

Members of the Audit Committee

MAURICE J. DEWALD, CHAIR
LAWRENCE BIONDI, S.J.
RAYMOND A. HAY
FLOYD D. LOOP, M.D.

DIRECTOR COMPENSATION

    During the fiscal year ended May 31, 2000, directors Biondi, Bratter, Cloud, DeWald, Hay, Honeycutt, Korn, Loop and Schweiker, Tenet's nonemployee directors during fiscal 2000, each received a retainer of $65,000, together with $1,500 per Board meeting and $1,200 per committee meeting attended. Each nonemployee director serving as the Chair of a committee also received an annual fee of $6,000. Directors also were reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings. Mr. Honeycutt received a pro-rated portion of the annual retainer because he served as a director for only part of fiscal year 2000.

    DIRECTORS RETIREMENT PLAN

    Tenet has a Board of Directors Retirement Plan (the "Directors Retirement Plan") for nonemployee directors who were directors on or before October 6, 1999. During fiscal 2000, all of Tenet's nonemployee directors participated in the Directors Retirement Plan except Mr.

Honeycutt, who joined the Board after October 6, 1999, and therefore is not eligible to participate in the Directors Retirement Plan.

    Under the Directors Retirement Plan, the Company is obligated to pay to the nonemployee director an annual normal retirement benefit for a maximum period of 10 years upon the director's retirement. The retirement benefit is based on years of service to the Company as a nonemployee director. The director's interest in the retirement benefit becomes partially vested after five years of service as a nonemployee director and fully vested after 10 years of service as a nonemployee director. The Directors Retirement Plan was amended in fiscal year 1999 to permit participants to elect to receive the retirement benefits in the form of a joint and survivor annuity and to permit the participant and his/her surviving spouse to designate a beneficiary as the recipient of the joint and survivor annuity in the event both should die before all payments have been made. The present value of the joint and survivor annuity will be actuarially equivalent to the present value of the payments that would be made over the 10-year period referred to above. The annual retirement benefit is equal to the lesser of (i) the directors' Final Annual Board Retainer (as defined below), and
(ii) $25,000, increased by a compounded rate of six percent per year from 1985 to the directors' termination of service. The retirement benefits are paid monthly. "Final Annual Board Retainer" is defined under the Directors Retirement Plan as the annual retainer paid to the director for service on Tenet's Board (excluding fees paid for individual Board or committee meetings or for serving as a committee chair) at the time of the termination of the directors' service on the Board.

    Normal retirement benefits, with certain adjustments, are paid to participants whose services are terminated for any reason other than death prior to normal retirement, so long as the participant has completed at least five years of service. In the event of the death of any participant, before or after retirement, the normal retirement benefit will be paid to his/her surviving spouse, eligible children under the age of 21 or the designated beneficiary discussed above. In the event of a "Change of Control" (as defined below) of Tenet followed by a participant's termination as a director of Tenet or a participant's failure to be reelected as a director upon the expiration of his/her term in office, participants under the Directors Retirement Plan will be deemed fully vested without regard to years of service and shall be entitled to receive full normal retirement benefits.

    A "Change of Control" is deemed to have occurred under the Directors Retirement Plan if (i) any person (as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, the "Exchange Act") is or becomes the beneficial owner directly or indirectly of 30 percent or more of the combined voting power of the Company's then outstanding securities, or (ii) during any two-year period, individuals who at the beginning of such period constitute the Company's Board cease for any reason other than death or disability to constitute at least a majority of the Board.

    The Directors Retirement Plan was amended in fiscal year 1994 to permit participation by former employees who are directors, with years of service measured from the date on which the director's employment with the Company terminates.

    DIRECTORS LIFE INSURANCE PROGRAM

    The Company provides a Directors Life Insurance Program (the "Program") for all directors who were directors on or before October 6, 1999, and elect to participate in the Program.

    Under the Program, the Company is willing to enter into a split dollar life insurance agreement with an owner designated by a director providing for the purchase of a joint life, second to die, life insurance policy insuring the lives of the director and another person designated by the director. The amount of insurance to be purchased will be sufficient to provide a death benefit of $1,000,000 to beneficiaries designated by the owner and to allow the Company to recover the premiums it has paid to keep the policies in force until the deaths of both the director and the designated other person. The owner will pay the cost of pure term insurance and the Company will pay the balance of the premiums, which will be paid over seven years if its original assumptions as to interest rates, mortality rates, tax rates and certain other factors are accurate.

    The Program is administered by the Compensation Committee, members of which may be participants under the Program. As of May 31, 2000, life insurance policies had been purchased by the owners on the lives of directors Biondi, Bratter, DeWald, Focht, Hay and Korn and their respective designated other person. Messrs. Barbakow, Cloud and Loop did not participate in the Program in fiscal 2000. Mr. Honeycutt joined the Board after October 6, 1999, and therefore is not eligible to participate in the Program.

    1994 DIRECTORS STOCK OPTION PLAN

    The Company believes that its First Amended and Restated 1994 Directors Stock Option Plan, as amended (the "Plan") promotes the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain directors of training, experience and ability, and by encouraging the highest level of directors' performance by providing directors with a proprietary interest in the Company's financial success and growth.

    The Plan is administered by the Compensation Committee, which is composed of nonemployee directors who are eligible to participate in the Plan. Only nonemployee directors of the Company are eligible to participate in the Plan. Such nonemployee directors are not eligible to receive new awards under the Company's 1991 Stock Incentive Plan or the Amended and Restated 1995 Stock Incentive Plan, which plans are for employees. Under the terms of the Plan, each nonemployee director receives an automatic grant, on the last Thursday of October of each year, of options to purchase the greater of (x) 10,000 shares of common stock and (y) the number of shares of common stock determined by dividing
(i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the common stock on the New York Stock Exchange on the date of grant. Each option grant, which vests immediately upon grant and has a 10-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $18.50 in the case of options granted in fiscal year 2000. In addition, newly elected nonemployee directors are granted options to acquire two times the greater of (x) 10,000 shares of common stock and (y) the number of shares of common stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the common stock on the New York Stock Exchange on the date of grant.

    If a nonemployee director is terminated other than for cause (as determined solely by the Company), or if a director is nominated but not reelected by the shareholders, then the option will expire one year after the date of termination or such election unless during such one-year period the nonemployee director dies or becomes permanently and totally disabled, in which case the option will expire one year from the date of death or permanent and total disability. If the nonemployee director retires at the Company's normal retirement age or earlier with the consent of the Compensation Committee, then the option will expire five years after the date of retirement, unless during such five-year period the nonemployee director dies or becomes permanently and totally disabled, in which case the option will expire upon the later of five years after retirement or one year after the date of death or permanent and total disability. If the nonemployee director dies or becomes permanently and totally disabled while serving as a nonemployee director, then the option will expire five years after the date of death or permanent and total disability. Notwithstanding anything above to the contrary, the maximum term of an option is 10 years from the date of grant.

    In the event of any future change in the capitalization of the Company, such as a stock dividend or stock split, the Compensation Committee may make an appropriate and proportionate adjustment to the numbers of shares subject to then-outstanding awards, as well as to the maximum number of shares available for future awards.

    The Plan also provides for all awards then outstanding under the Plan to fully vest without restrictions in the event of certain conditions, including a dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company as a result of which Tenet is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Company, unless provisions are made in connection with such transaction for the continuance of the Plan with adjustments appropriate to the circumstances.

    In addition, upon the occurrence of a "Change of Control" of the Company or in the event that any Person makes a filing with respect to the Company under Sections 13(d) or 14(d) of the Exchange Act, all options then outstanding under the Plan will be fully vested and the restrictions upon exercise will immediately cease.

    For purposes of the Plan the following terms have the following meanings:

        (A) A "Change in Control" of the Company shall have occurred when a Person, alone or together with its Affiliates and Associates, becomes the beneficial owner of 20 percent or more of the general voting power of the Company.

        (B) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        (C) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan or any Person who acquires 20 percent or more of the general voting power of the Company in a transaction or series of transactions approved prior to such transaction or series of transactions by the Board.

        (D) "Voting Stock" shall mean shares of the Company's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

    The Plan has been amended and restated to make 700,000 additional shares available for grant thereunder, subject to shareholder approval at this year's Annual Meeting. Please see Item 2.

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid by the Company for fiscal years 2000, 1999 and 1998 to the person acting as Chief Executive Officer at May 31, 2000, the four most highly compensated executive officers and one additional individual who would have been included but for the fact that the individual was not serving as an executive officer of the Company at May 31, 2000 (collectively, the "named executive officers").

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                              ------------
                                    ANNUAL COMPENSATION                        SECURITIES
 NAME AND PRINCIPAL               -----------------------    OTHER ANNUAL      UNDERLYING       ALL OTHER
      POSITION           YEAR     SALARY(1)     BONUS(1)    COMPENSATION(2)     OPTIONS      COMPENSATION(3)
---------------------  --------   ----------   ----------   ---------------   ------------   ---------------
Barbakow ............    2000     $1,124,000   $1,802,115       $ 65,596(4)          -0-         $64,471
  CEO and Chairman       1999      1,091,475      671,257         59,318(4)     1,500,00          89,008
                         1998      1,091,475    1,627,190         78,420(4)          -0-          77,404

Mackey ..............    2000        633,000      879,531        315,581(5)      150,000          11,543
  Chief Operating        1999        493,750      325,000        623,413(5)      400,000          31,988
  Officer                1998(6)      --           --            --               --             --

Mathiasen ...........    2000        400,000      435,921         59,834(7)      140,000          24,612
  EVP and Chief          1999        388,400      203,971         59,283(7)       65,000          30,395
  Accounting Officer     1998        386,400      543,484         55,561(7)       62,000          26,351

Schochet ............    2000        508,000      552,740            -0-          90,000          30,402
  Vice Chairman          1999        493,148      271,231            -0-         260,000          43,348
                         1998(6)      --           --            --               --             --

Sulzbach ............    2000        380,000      432,325            -0-          65,000           8,511
  EVP and General        1999         --           --            --               48,850(8)      --
  Counsel                1998(6)     342,487      183,884            -0-         140,000          26,091
                                      --           --            --               --             --

Fetter ..............    2000        489,583      879,531         56,285(9)      150,000          32,015
  Former Chief           1999        108,461(10)     --          --            1,750,000(8)      --
  Corporate Officer      1998        493,750      325,000            -0-         400,000          38,413
  and Chief Financial                460,000      809,140         61,507(9)      130,000          31,256
  Officer

------------------------

 (1) Includes compensation deferred at the election of a named executive officer.

 (2) A -0- in this column means that no such compensation was paid other than perquisites that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

 (3) The aggregate amounts set forth in "All Other Compensation" include the following: (i) matching company contributions to the Tenet Retirement Savings Plan, (ii) matching company contributions to the Executive Deferred Compensation and Supplemental Savings Plan as a result of IRS limitations on amounts that may be deferred under the Tenet Retirement Savings Plan,
     (iii) certain amounts in respect of life insurance and disability insurance policies available under the Company's Supplemental Executive Retirement Plan (the "SERP"), and (iv) certain amounts in respect of a personal catastrophic liability insurance policy.

                                            BARBAKOW    MACKEY    MATHIASEN   SCHOCHET   SULZBACH    FETTER
                                            --------   --------   ---------   --------   --------   --------
         Tenet Retirement Savings Plan....  $ 5,100     $5,100     $ 4,500    $ 5,100     $5,100    $ 5,100
         Deferred Compensation Plan.......   53,174      3,150      15,653     21,739        -0-     22,750
         Life and Disability Insurance
           Under SERP.....................    5,905      3,001       3,567      3,011      3,119      3,873
         Personal Catastrophic
           Insurance......................      292        292         292        552        292        292

 (4) Totals for 2000, 1999 and 1998 include $47,290, $36,421 and $42,884, respectively, of corporate-sponsored automobile use.

 (5) Totals for 2000 and 1999 include $265,148 and $557,485, respectively, of relocation-related expenses reimbursed to Mr. Mackey by the Company pursuant to a relocation program.

 (6) Was not an executive officer in years prior to 1999.

 (7) Totals for 2000, 1999 and 1998 include $17,600, $16,450 and $16,347, respectively, of corporate-sponsored automobile use, and $35,700, $35,700 and $34,327, respectively, of relocation-related expenses reimbursed to Mr. Mathiasen by the Company pursuant to a relocation program.

 (8) These are options to purchase shares of Broadlane common stock.

 (9) Totals for 2000 and 1998 include $14,616 and $16,923, respectively, of corporate-sponsored automobile use. Total for 2000 includes $18,088 of membership fees, organizational dues and related expenses. Total for 1998 includes $21,727 of travel-related benefits.

 (10) These amounts are Mr. Fetter's compensation received from Broadlane from March 1, 2000 through May 31, 2000.

                       OPTION GRANTS IN FISCAL YEAR 2000

    The following table sets forth information concerning options granted to the named executive officers in fiscal year 2000.

                                                             INDIVIDUAL GRANTS
                       ---------------------------------------------------------------------------------------------
                                                % OF TOTAL
                       NUMBER OF SECURITIES   OPTIONS GRANTED                                           GRANT DATE
                            UNDERLYING         TO EMPLOYEES     EXERCISE PRICE                           PRESENT
NAME                    OPTIONS GRANTED(1)      IN FY00(2)       ($/SHARE)(3)    EXPIRATION DATE(4)    VALUE($)(5)
----                   --------------------   ---------------   --------------   ------------------   --------------
Barbakow.............              -0-               -0-                -0-                -0-                 -0-
Mackey...............          150,000               1.9%           16.6875            7/28/09           1,408,500
Mathiasen............          140,000               1.7%           16.6875            7/28/09           1,314,600
Schochet.............           90,000               1.1%           16.6875            7/28/09             845,100
Sulzbach.............           65,000                .8%           16.6875            7/28/09             610,350
                                48,850(6)           1.29%(7)           1.45            1/11/10                  (8)
Fetter...............          150,000(9)            1.9%           16.6875            7/28/09           1,408,500
                             1,750,000(10)         46.06%(7)           1.45            2/10/10                  (8)

------------------------

 (1) Except for Broadlane options, which are described below in notes (6) and
     (10), these options vest in equal installments on the first three anniversaries of the date of grant.

 (2) Except as noted below in note (7), the percentages shown are percentages of the total number of options granted to employees to purchase the Company's stock.

 (3) All options to purchase the Company's common stock are exercisable at a price equal to the closing price of the Company's common stock on the date of grant. Options to purchase Broadlane common stock are exercisable at their fair market value on the date of grant.

 (4) All options expire 10 years from the date of grant.

 (5) The Grant Date Present Values of the Company's options granted to the named executive officers during fiscal 2000 were derived using a standard Black-Scholes stock option valuation model. The valuation data and assumptions used to calculate these values were as follows:

DATE OF GRANT                                             7/28/99
-------------                                             --------
Stock Price.............................................  $16.6875
Exercise Price..........................................  $16.6875
Expected Dividend Yield.................................         0%
Expected Volatility.....................................     .3598
"Risk Free" Interest Rate...............................      5.86%
Expected Life (Years)...................................         9
Present Value/Option....................................  $   9.39

     The Expected Volatility is derived using daily data drawn from the five years preceding the Date of Grant. The Risk Free Interest Rate is the approximate yield on seven- and 10-year United States Treasury Bonds on the date of grant. The Expected Life is an estimate of the number of years the option will be held before it is exercised. The valuation model was not adjusted for nontransferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

     The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's options granted to its executive officers. The value ultimately realized, if any, will depend on the amount by which the market price of the Company's common stock on the date of exercise exceeds the exercise price.

 (6) These options were granted to Ms. Sulzbach on January 11, 2000 pursuant to the Broadlane, Inc. 2000 Senior Executive Stock Incentive Plan. The options are fully vested, but become exercisable (a) in equal installments on each of the first through fifth anniversaries of the date of grant, and (b) upon the initial public offering, if any, of Broadlane common stock.

 (7) A total of 3,799,200 options to purchase Broadlane common stock were granted to Broadlane employees as of May 31, 2000.

 (8) The Grant Date Present Value methodology used above in footnote (5) cannot be used for Broadlane options as there is no public market for such stock. The Company has calculated the potential realizable value of Broadlane options, as indicated in the table below, by assuming that the price of Broadlane's common stock will appreciate in value from the date of grant to the end of the option term at 5% and 10% annualized rates.

     The Company does not believe that this valuation model or any other valuation model is a reliable method of computing the present value of Broadlane's options. The value ultimately realized, if any, will depend on the amount by which the market price of Broadlane's common stock on the date of exercise exceeds the exercise price.

                                              POTENTIAL REALIZABLE VALUE
                                                AT ASSUMED ANNUAL RATES
                                              OF STOCK PRICE APPRECIATION
                                                    FOR OPTION TERM
                                              ---------------------------
NAME                                               5%            10%
----                                          ------------   ------------
Sulzbach....................................   $   44,546     $  112,888
Fetter......................................   $1,595,820     $4,044,121

 (9) These options will continue to vest under the Separation and Continuing Employment Agreement described under "Employment Agreements."

 (10) In connection with his becoming Chief Executive Officer of Broadlane, Mr. Fetter was granted 1,750,000 options to acquire shares of Broadlane common stock on February 10, 2000, by Broadlane's board of directors. The options vest as follows: 68,750 on December 31, 2000; 5,745 on January 31, 2001 and continuing on the last day of each month thereafter until and including December 31, 2003; 393,540 on February 10, 2001; 29,760 on
      March 10, 2001 and continuing on the tenth day of each month thereafter until and including November 10, 2003; 29,880 on December 10, 2003; 34,465 on January 10, 2004; and 34,465 on February 10, 2004.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
                                  MAY 31, 2000

    The following table sets forth information concerning options exercised by each of the named executive officers in fiscal year 2000 and unexercised options held by each of them as of May 31, 2000.

                                                                                       VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED             IN-THE-MONEY
                           SHARES                         OPTIONS AT 5/31/00           OPTIONS AT 5/31/00(1)
                          ACQUIRED         VALUE      ---------------------------   ---------------------------
NAME                   ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   --------------   -----------   -----------   -------------   -----------   -------------
Barbakow.............         -0-             -0-      3,498,000      1,500,000     $43,097,000    $        0
Mackey...............         -0-             -0-        349,998        460,002         396,876     1,687,293
Mathiasen............         -0-             -0-        306,299        204,001       1,404,269     1,251,250
Schochet.............         -0-             -0-        694,082        306,668       4,203,820     1,354,375
Sulzbach.............       5,000          50,625        250,799        179,001       1,062,675       924,688
                              -0-             -0-            -0-         48,850(2)          -0-       208,101(3)
Fetter...............         -0-             -0-        587,598        460,002       2,201,932     1,687,293
                              -0-             -0-            -0-      1,750,000(2)          -0-     7,455,000(3)

------------------------

(1) Except for Broadlane options, described in note (3) below, based on the $25.625 per share closing price of the Company's common stock on May 31, 2000.

(2) These are options to acquire shares of Broadlane common stock.

(3) The value of Broadlane options is based on a value of $5.71 per share of Broadlane's common stock on May 31, 2000. Broadlane's board of directors believes $5.71 is the per share price that a third-party purchaser would have been willing to pay for Broadlane's shares in an arms-length transaction on May 31, 2000.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The SERP provides executive officers and certain other management employees with supplemental deferred benefits in the form of retirement payments for life.

    At retirement, the monthly benefit paid to participants will be a product of four factors: (i) the participant's highest average monthly earnings for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service to the Company to a maximum of 20 years (participants will receive a percentage credit for years of service prior to enrollment in the plan which increases gradually from 25 percent upon becoming a participant to 100 percent at the beginning of the sixth year following enrollment); (iii) a vesting factor; and (iv) a percentage factor not to exceed 2.7 percent reduced to reflect the projected benefit from other Company retirement plans available to a participant and from Social Security. The monthly benefit is reduced in the event of early retirement or termination of employment with the Company. The first day on which unreduced retirement benefits are available is age 62. In the event of the death of a participant, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life (or to the participant's children until the age of 21 if the participant dies without a spouse). The SERP was amended in fiscal year 1994 to provide for lump sum distributions in certain circumstances and subject to certain limitations.

    For participants who were not actively at work as regular, full-time employees on or after February 1, 1997, "Earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and noncash compensation. In fiscal year 1997, the SERP was amended to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997, "Earnings" means the participant's base salary and annual cash bonus , but not automobile and other allowances and other cash and noncash compensation.

    The SERP also was amended in fiscal 1997 to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997: (i) the reduction for early retirement (retirement before age 65) for benefits received prior to age 62 was reduced from 5.04 percent to 3.0 percent per year and the maximum of such yearly reductions was reduced from 35.28 percent to 21 percent; (ii) the offset factor for the projected benefits from other Company benefit plans will be applied only to the base salary component of Earnings and (iii) the annual 8 percent cap on increases in Earnings that had been in effect was eliminated.

    In the event of a "Change of Control" (as defined below) of the Company, participants will be deemed fully vested in the SERP for all years of service to the Company without regard to actual years of service and will be entitled to the normal retirement benefits (as defined in the SERP) without reduction on or after age 60. In addition, if a participant is a regular, full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and voluntarily terminates his employment following the occurrence of certain events discussed below, or is terminated without cause, within two years of a Change of Control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction on or after age 60 or benefits at age 50 with reduction for each year of receipt of benefit prior to age 60. In addition, the "Earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude other cash and noncash compensation. Furthermore, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company would be waived. The occurrence of any of the following events within two years of a Change of Control causes the additional payments discussed above to become payable if a participant voluntarily terminates his or her employment following: (1) a material downward change in the participant's position, (2)(A) a reduction in the participant's annual base salary, (B) a material reduction in the participant's annual incentive plan award other than for financial performance as it broadly applies to all similarly situated executives in the same plan, or
(C) a material reduction in the participant's retirement or supplemental retirement benefits that does not broadly apply to all executives in the same plan, or (3) the transfer of the participant's office to a location that is more than 50 miles from his or her current principal office. Finally, the SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), when added to (y) the present value of all other payments (other than payments that are made pursuant to the SERP) that are payable to a participant and are contingent upon a Change of Control, exceed an amount equal to 299 percent of the participant's "base amount" as that term is defined in Section 280G of the Code.

    A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of 20 percent or more of the Company's common stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board and individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board.

    In 1994, the Company established a trust (the "SERP Trust") for the purpose of securing the Company's obligation to make distributions under the SERP. The SERP Trust is a "rabbi trust" and was initially funded with 1,000,000 shares of the Company's common stock. In fiscal 1997, an additional 1,500,000 shares of the Company's common stock were contributed to the SERP Trust. The SERP Trust will make payments required to be made to SERP participants and their beneficiaries under the SERP in the event that the Company fails to make such payments for any reason other than the insolvency of the Company. In the event of the insolvency of the Company, the assets of the SERP Trust will be subject to the claims of general creditors of the Company. In the event of a Change of Control of the Company, the Company is required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant and/or beneficiary of the SERP, on a pretax basis, the benefits to which the participant or the beneficiary would be entitled pursuant to the terms of the SERP as of the date on which the Change of Control occurred.

    The following table presents the estimated maximum annual retirement benefits payable on a straight-life annuity basis to participating executives under the SERP in the earnings and years of service classifications indicated. The benefits listed are subject to reduction for projected benefits from the Company's 401(k) Plan, the related Deferred Compensation Plan and Social Security. The effect of these reductions is not included in the table.

                               PENSION PLAN TABLE
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                                   ESTIMATED ANNUAL RETIREMENT BENEFIT
                                                     FOR YEARS OF SERVICE INDICATED
                                      -------------------------------------------------------------
EARNINGS(1)                           5 YEARS     10 YEARS     15 YEARS     20 YEARS    25 YEARS(2)
-----------                           --------   ----------   ----------   ----------   -----------
$ 100,000...........................  $ 13,500   $   27,000   $   40,500   $   54,000   $   54,000
 300,000............................    40,500       81,000      121,500      162,000      162,000
 500,000............................    67,500      135,000      202,500      270,000      270,000
 700,000............................    94,500      189,000      283,500      378,000      378,000
 900,000............................   121,500      243,000      364,500      486,000      486,000
1,100,000...........................   148,500      297,000      445,500      594,000      594,000
1,300,000...........................   175,500      351,000      526,500      702,000      702,000
1,500,000...........................   202,500      405,000      607,500      810,000      810,000
1,700,000...........................   229,500      459,000      688,500      918,000      918,000
1,900,000...........................   256,500      513,000      769,500    1,026,000    1,026,000
2,100,000...........................   283,500      567,000      850,500    1,134,000    1,134,000
2,300,000...........................   310,500      621,000      931,500    1,242,000    1,242,000
2,500,000...........................   337,500      675,000    1,012,500    1,350,000    1,350,000
2,700,000...........................   364,500      729,000    1,093,500    1,458,000    1,458,000
2,900,000...........................   391,500      783,000    1,174,500    1,566,000    1,566,000
3,100,000...........................   418,500      837,000    1,255,500    1,674,000    1,674,000
3,300,000...........................   445,500      891,000    1,336,500    1,782,000    1,782,000
3,500,000...........................   472,500      945,000    1,417,500    1,890,000    1,890,890
3,700,000...........................   499,500      999,000    1,498,500    1,998,000    1,998,000
3,900,000...........................   526,500    1,053,000    1,579,500    2,106,000    2,106,000

------------------------

(1) As defined above.

(2) The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

    As of May 31, 2000, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Barbakow, 9.00 years; Mr. Mackey, 14.87 years; Mr. Mathiasen, 14.69 years; Mr. Schochet, 20.00 years; Ms. Sulzbach, 16.53 years; and Mr. Fetter, 4.62 years. In fiscal year 1997, the Company determined that Mr. Barbakow's credited years of service under the SERP would be enhanced commencing in June 1998 so that he will receive credit for two years of service for each year as Chief Executive Officer of the Company up to a maximum of six additional years of service.

    The Company purchased insurance policies on the life of certain current and past participants in the SERP, the purpose of which was to reimburse the Company, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants' retirement (assuming that its original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant. Both of these benefits are fully insured.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

    The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board (the "Compensation Committee"). The Compensation Committee is responsible for establishing and interpreting the Company's compensation policies and approving all compensation paid to the Company's directors and executive officers.

    The Compensation Committee is composed entirely of nonemployee directors. The Compensation Committee considers a director to be a nonemployee director if the director (a) has not been employed by the Company in an executive capacity during the five years prior to appointment to the Compensation Committee,
(b) is not employed by a significant customer or supplier, (c) is not employed by a charitable organization that receives significant contributions from the Company, (d) is not related to any executive, (e) does not have a personal service contract with the Company and (f) is not a member of a company that is one of the Company's significant advisors or consultants.

    The Compensation Committee retains nationally recognized compensation consulting firms that assist the Compensation Committee in formulating its compensation policies, applying those policies to the compensation of the Company's executives and advising the Compensation Committee as to the form and reasonableness of compensation paid to executives.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program consists of three key elements: a base salary, a performance-based annual incentive award and long-term incentives such as stock options. The purpose of the program is to attract, motivate and retain key executives and managers.

    When setting the compensation levels and opportunities available to the Company's executives, the Compensation Committee normally compares such opportunities primarily with the compensation levels and opportunities made available to executives at the Company's peer companies (which are the companies included in the S&P Healthcare Composite Index referred to in the "Common Stock Performance Graph") and at other similarly sized companies generally, taking into account their relative sizes based on revenues. The Compensation Committee normally makes such comparison with those companies because it believes that it is with those companies that the Company must compete for qualified and experienced executives.

    The Compensation Committee recognizes that a variety of circumstances may influence the performance of an individual or the Company at any given time. Accordingly, the Compensation Committee is prepared to use its judgment to make discretionary awards or adjustments under compensation plans when it believes that doing so would serve the long-term interests of the Company's shareholders.

COMPENSATION AT RISK

    In fiscal year 2000, over 81 percent of the total compensation opportunities for the named executive officers as a group were "at risk" based on the price of the Company's common stock and the Company's financial performance as measured by award criteria in the Company's 1997 Annual Incentive Plan ("AIP").

BASE SALARY

    In determining an individual executive's actual base salary, including that of Mr. Barbakow, the Compensation Committee normally considers factors such as the executive's (1) past performance and contributions to the Company's success,
(2) additional responsibilities arising from the growth of the Company, (3) expected future contributions, (4) tenure in the executive's current position,
(5) vulnerability to recruitment by other companies, (6) expected future position and (7) salary relative to other executives' salaries. The Compensation Committee also may consider expected increases in base salaries at the Company's peer companies and other similarly sized companies generally.

ANNUAL INCENTIVE AWARDS

    Under the AIP, an executive is rewarded with a cash award based on (a) the extent to which the Company meets its preestablished financial target, the measure of which in fiscal year 2000 was the Company's diluted earnings per share ("Diluted EPS") from continuing operations, (b) earnings growth, which in fiscal year 2000 was measured by the growth in earnings before interest and taxes ("EBIT") from fiscal year 1999 to fiscal year 2000 and (c) patient satisfaction with the services provided to them in the Company's general hospitals. Awards for executives who are not identified by the Committee as "Covered Employees" under Section 162(m) of the Internal Revenue Code (the "Code") may be increased or decreased based on the executive's support of the Company's ethical standards of conduct and other factors on a discretionary basis.

    Each year, the Compensation Committee determines each executive officer's target award, sets a Diluted EPS target and sets an award threshold, which for fiscal year 2000 was measured by return on equity ("ROE"). Target awards may vary among executives based on their decision-making authority and their ability to affect financial performance. If the Company fails to meet the threshold set in advance by the Compensation Committee, no AIP award may be paid to an executive except at the discretion of the Compensation Committee. The Compensation Committee has the authority to pay discretionary awards.

    When the Company's financial performance and/or patient satisfaction performance exceeds target levels, the executive is rewarded with a relatively larger cash award. When the Company's financial performance and/or patient satisfaction are below target levels (but ROE is above the preestablished threshold) annual incentive awards are relatively smaller.

LONG-TERM INCENTIVES

    The Compensation Committee's objective for long-term compensation is to provide the Company's executives with an interest in common with that of the Company's shareholders and an incentive to enhance the Company's long-term financial performance, and thus shareholder value. The Compensation Committee's policy with respect to setting long-term compensation awards in fiscal year 2000 was to consider the practices of its peer companies and other companies generally because: (a) the Company must compete with other companies in all industries in order to attract and retain qualified and motivated executives who will work to maximize long-term shareholder value and (b) shareholders consider investing not only in other health care companies but also other companies generally when evaluating where best to invest their capital, requiring the Compensation Committee to create incentives for the executives to cause the Company's common stock to be competitive with that of other companies generally rather than only with the stock-based incentives of the peer companies.

    In fiscal year 2000, the Compensation Committee implemented its long-term compensation policy by granting awards under the Company's Amended and Restated 1995 Stock Incentive Plan (the "SIP"), which awards provide long-term compensation opportunities linked directly to the Company's common stock price. Stock-based incentive awards are granted to executives under the SIP in order to provide them with an interest in common with that of shareholders and an incentive to enhance the Company's long-term financial performance, and thus, shareholder value. During fiscal year 2000, the Company's named executive officers as a group were granted nonqualified options to acquire 595,000 shares of Tenet common stock. Mr. Barbakow was not awarded any options in fiscal year 2000.

    In fiscal year 2000, the Compensation Committee also implemented its long-term compensation policy by encouraging Broadlane to offer to the Company's senior officers, including the executive officers, the opportunity to purchase shares of Broadlane common stock at fair market value. The Compensation Committee believes that the offering of such purchase rights was necessary to reward the officers and other employees of the Company for building the business that the Company transferred to Broadlane, to motivate the Company's executives to enhance Broadlane's long-term value and attract and retain key employees who desire to own equity interests in high technology companies. The Compensation Committee also recommended that Broadlane's board grant Broadlane options to certain of the Company's employees, including certain senior officers but excluding the individuals who were the Company's named executive officers at that time. In encouraging Broadlane to offer such purchase opportunity to the Company's executive officers and options to other employees, including senior officers but excluding the individuals who were the Company's named executive officers at that time, the Compensation Committee carefully considered the proposed purchases and option grants and received opinions from independent compensation consultants as to the reasonableness of such purchases and option grants.

    In weighing the type and amount of SIP award that is appropriate for a given executive, including awards to Mr. Barbakow, the Compensation Committee may consider such factors as total compensation, expected future contributions to the Company, current ownership of the Company's common stock and derivative securities, awards previously made, the likelihood of being hired away and the ability to influence future financial performance. The Compensation Committee also may consider the performance of the Company's common stock price and whether the health care industry in general is experiencing growth or is in a less favorable place in its business cycle. When the Company's common stock price appreciates, shareholder value is enhanced, and benefits to the executives appreciate commensurately. When this is not true, the executives will recognize lower gains or, in the case of options, may recognize no gains at all.

    It is the Compensation Committee's current practice to rely primarily on the grant of options to provide long-term incentives to the executives. The exercise price of options granted to the executives under the SIP normally will not be less than 100 percent of the fair market value of the Company's common stock on the date such option is granted and options normally vest ratably over three years from the date they are granted. Options generally will be exercisable during a term of not more than 10 years from the date of grant.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    The Compensation Committee met in May 1999 and decided to increase Mr. Barbakow's salary to $1,124,000 for fiscal year 2000. In July 1999, the Compensation Committee determined (a) that the factors to be used to determine Mr. Barbakow's fiscal year 2000 AIP awards would be Diluted EPS from continuing operations, year-over-year growth in EBIT, and patient satisfaction with the services provided to them in the Company's hospital facilities, (b) the ROE threshold pertaining to payment of the fiscal year 2000 AIP award and (c) Mr. Barbakow's fiscal year 2000 AIP target award percentage. For fiscal year 2000, the Compensation Committee established a base salary and target annual incentive awards designed to position the total cash compensation opportunity for Mr. Barbakow in the third quartile of total cash compensation of chief executive officers provided by other companies generally, taking into account their relative sizes based on revenues, and by the Company's peer companies.

    In July 2000, the Compensation Committee reviewed the Company's performance in light of the preestablished AIP targets. The Committee determined that the preestablished return on equity threshold had been met, and calculated Mr. Barbakow's fiscal year 2000 award under the AIP as $1,802,115 based on the criteria described immediately above. As a result of the Company's above-target financial performance in fiscal year 2000, Mr. Barbakow's AIP award was above his target award level. Total cash compensation paid to Mr. Barbakow for fiscal year 2000 was around the 75th percentile of total cash compensation provided by the Company's peer companies and other companies generally to their chief executive officers.

POLICY REGARDING ONE MILLION DOLLAR TAX DEDUCTION CAP

    Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company's chief executive officer or any of the four other most highly compensated executive officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure performance-based compensation, including annual bonuses and stock option grants, for Covered Employees in a manner intended to satisfy those requirements.

    The Board and the Compensation Committee reserve the authority to award nondeductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

    The Company and Mr. Barbakow entered into a Deferred Compensation Agreement, dated as of May 31, 1997, pursuant to which they agreed that the portion of Mr. Barbakow's salary in any year that would not be deductible by the Company under
Section 162(m) of the Code will be deferred. Amounts deferred are unsecured and bear interest at one percent less than the prime rate.

Members of the Compensation Committee

BERNICE B. BRATTER, CHAIR
MAURICE J. DEWALD
HON. LESTER B. KORN

                         COMMON STOCK PERFORMANCE GRAPH

    The following graph shows the cumulative, five-year total return for Tenet's common stock compared to three indices. Each of the indices is capitalization-weighted and includes Tenet. The Standard & Poor's 500 Stock Index includes 500 companies representing all major industries. The Standard & Poor's Healthcare Composite Index is a group of 33 companies involved in a variety of health care related businesses. Because the Standard & Poor's Healthcare Composite is heavily weighted by pharmaceutical companies, the Company believes it has become less useful than the Hospital Management Index included below. The Hospital Management Index was compiled by Tenet and consists of publicly traded companies that have as their primary business the management of acute care hospitals and that have been in business for all five of the years shown. These companies are: HCA-The Healthcare Company (HCA), Health Management Associates, Inc. (HMA), Quorum Health Group, Inc. (QHGI), Tenet Healthcare Corporation (THC) and Universal Health Services, Inc. (UHS).

    Performance data assumes that $100.00 was invested on May 31, 1995, in Tenet common stock and each of the indices. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         TENET   HOSPITAL MANAGEMENT INDEX  S&P HEALTHCARE INDEX  S&P 500 INDEX
May-95  $100.00                    $100.00               $100.00        $100.00
May-96  $129.32                    $135.84               $143.02        $128.45
May-97  $165.41                    $152.94               $195.92        $166.23
May-98  $210.53                    $167.17               $274.73        $217.24
May-99  $147.37                    $122.37               $321.34        $262.92
May-00  $154.14                    $131.07               $353.99        $290.48

                             EMPLOYMENT AGREEMENTS

MR. BARBAKOW

    Mr. Barbakow was elected President and Chief Executive Officer of the Company on June 1, 1993. On July 28, 1993, Mr. Barbakow was elected Chairman of the Board and relinquished the position of President to Michael H. Focht, Sr., who was elected President. Mr. Barbakow does not have a formal employment agreement, but the terms of his initial employment are set forth in letters dated May 26 and June 1, 1993, and a memorandum dated June 14, 1993 (the "1993 Correspondence"). The 1993 Correspondence set an initial base salary and provides that Mr. Barbakow will be entitled to participate in the Company's AIP, Long-Term Incentive Plan (which no longer is in effect), pension and other benefit plans. In addition, he will receive the same type of fringe benefits and perquisites that are provided to other executive officers. A special-purpose committee of the Board retained a nationally recognized compensation consulting firm to assist it in negotiating the terms of Mr. Barbakow's initial employment and received an opinion from that firm stating that the terms of his employment were fair and reasonable.

    The Company and Mr. Barbakow entered into a Deferred Compensation Agreement, dated as of May 31, 1997, pursuant to which they agreed that the portion of Mr. Barbakow's salary in any year that would not be deductible by the Company under
Section 162(m) of the Code will be deferred. Amounts deferred are unsecured and bear interest at one percent less than the Prime Rate.

MR. MACKEY

    Mr. Mackey was elected Chief Operating Officer on January 13, 1999.
Mr. Mackey does not have a formal employment agreement, but the terms of his present employment are set forth in a letter dated January 13, 1999, which sets out Mr. Mackey's initial base salary for his present position and his participation in the Company's AIP, pension and other benefit plans. In addition, Mr. Mackey is entitled to receive the same type of fringe benefits and perquisites that are provided to other executive officers.

    Mr. Mackey will be entitled to two years' salary and benefits continuation (excluding a bonus under the AIP) if his employment is terminated by the Company without cause within three years from the date of his appointment to the position of Chief Operating Officer. In addition, Mr. Mackey voluntarily may terminate his employment and receive those same benefits if, within the same three-year period, Mr. Barbakow ceases to be Chairman and Chief Executive Officer of the Company.

MR. SCHOCHET

    Mr. Schochet became Vice Chairman effective February 23, 1999. Mr. Schochet does not have a formal employment agreement, but the terms of his present employment are set forth in a letter dated January 23, 1999, which provides for the continuation of Mr. Schochet's compensation and benefit arrangements under his new title, except for a one-time grant of additional stock options. In addition, Mr. Schochet is entitled to receive the same type of fringe benefits and perquisites that are provided to other executive officers.

    Mr. Schochet will be entitled to two years' salary and benefits continuation (excluding a bonus under the AIP) if his employment is terminated by the Company without cause within three years from the date of his appointment to the position of Vice Chairman. In addition, Mr. Schochet voluntarily may terminate his employment and receive those same benefits if, within the same three-year period, Mr. Barbakow ceases to be Chairman and Chief Executive Officer of the Company.

MR. FETTER

    Mr. Fetter voluntarily resigned from his position as Chief Corporate Officer and Chief Financial Officer in the Office of the President to become the Chairman and Chief Executive Officer of Broadlane effective March 1, 2000. The Company and Mr. Fetter have entered into a Separation and Continuing Employment Agreement, effective March 1, 2000 (the "Separation Agreement"). Under the terms of the Separation Agreement, which is effective until August 31, 2003, Mr. Fetter will be employed as a part-time employee of the Company to: assist the Company in seeking to strengthen and build upon its BuyPower business relationships; assist the Company in seeking to convert its BuyPower customers to Broadlane; provide advice to the Company on e-commerce technology and other internet business opportunities; and provide advice and/or assistance to the Company on matters that were within Mr. Fetter's knowledge and experience while employed with the Company. As compensation for such services, Mr. Fetter will receive all past compensation due him for his services as Chief Corporate Officer and Chief Financial Officer as of March 1, 2000. Mr. Fetter also will receive the fiscal year 2000 bonus award for which Mr. Fetter would have been eligible under the AIP had he continued his full-time employment with the Company through August 2000. Stock options granted to Mr. Fetter by the Company will continue to vest and be exercisable so long as Mr. Fetter remains employed under the Separation Agreement, but in no event longer than the initial term of the options. In addition, during the period that the Separation Agreement is in effect, Mr. Fetter has agreed not to provide any services to any entity that competes with the Company.

MR. FOCHT

    Mr. Focht retired from his position as President and Chief Operating Officer of the Company effective May 31, 1999, but remained an employee of the Company through December 31, 1999. The Company and Mr. Focht have entered into a Consulting and Non-Compete Agreement (the "Consulting Agreement"), effective January 1, 2000. Under the terms of the Consulting Agreement, which is effective for three years beginning January 1, 2000, Mr. Focht will provide consulting services in connection with any matter with which he previously had experience at the Company or that otherwise is within his area of expertise or experience. As compensation for such services, and for holding himself available to provide such services, Mr. Focht will receive a monthly gross fee of $43,666, plus reimbursement for all reasonable expenses incurred at the Company's request.

    Mr. Focht continues to serve on the Company's Board. During the period that the Consulting Agreement is in effect, Mr. Focht will not receive any fees or be eligible for any benefits otherwise available only to nonemployee directors. In addition, during the period that the Consulting Agreement is in effect, Mr. Focht has agreed not to provide any services to any entity that competes with Tenet.

SEVERANCE PROTECTION PLAN FOR EXECUTIVE OFFICERS

    In order to strengthen the Company's ability to attract, motivate and retain employees of training, experience and ability in light of the continuing consolidation within the health care industry, the Company adopted a Severance Protection Plan (the "Plan"), in which each of the named executive officers is a Participant (as defined below). Under the terms of the Plan, upon the occurrence of a Change of Control (as defined below) of the Company, all then unvested stock options held by each Participant in the Plan will become vested as of the date of such Change of Control. In addition, if a Participant is terminated for other than Cause (as defined below) or the Participant terminates for Good Reason (as defined below) within two years of the date of the occurrence of a Change of Control, the Participant will be entitled to a lump-sum payment equal to two times the sum of the Participant's then-current base salary plus the Participant's target award for the then-current fiscal year under the Company's Annual Incentive Plan ("AIP"); provided that such payment shall be reduced by any salary continuation amounts payable under any other severance agreement or severance policy of the Company. The Participant also will receive an additional prorated award (the "Pro Rata Bonus") under the AIP for the then-current fiscal year calculated by multiplying (x) the number of months including partial months elapsed for that fiscal year divided by 12 by (y) an amount equal to not less than the Participant's target award under the AIP for the then-current fiscal year. Furthermore, the Participant will be permitted to continue to receive benefits under the Company's (or its successor's) health care plan until the Participant reaches age 65 or is employed by another employer offering health care coverage to the Participant for the same cost to the Participant as the Participant was paying while employed by the Company (subject to adjustment based on the consumer price index).

    The total payments that are deemed to be contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Code, when added to the present value of all other payments that are payable to the Participant and are contingent upon a Change of Control, may not exceed an amount equal to 299 percent of the Participant's "base amount" as that term is defined in
Section 280G of the Code and applicable regulations. The Pro Rata Bonus is not subject to this limit. Participants also are entitled to reimbursement for reasonable legal fees, if any, necessary to enforce payment of benefits under the Plan.

    For purposes of the Plan, the following terms have the following meanings:

        (A) A "Participant" is any individual designated as a participant in the Plan by the Compensation Committee.

        (B) "Cause" shall mean the willful, substantial, continued and unjustified refusal of the Participant to perform the duties of his or her office to the extent of his or her ability to do so; any conduct on the part of the Participant which constitutes a breach of any statutory or common law duty of loyalty to the Company; or any illegal or publicly immoral act by the Participant which materially and adversely affects the business of the Company.

        (C) A "Change in Control" of the Company shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner directly or indirectly of securities of the Company representing 20 percent or more of the combined Voting Stock of the Company or; (ii) individuals who, as of April 1, 1994, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (a) any individual who becomes a director of the Company subsequent to April 1, 1994, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (b) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

        (D) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        (E) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, together with all Affiliates and Associates of such Person, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan.

        (F) "Voting Stock" with respect to a corporation shall mean shares of that corporation's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

        (G) A voluntary termination for "Good Reason" shall mean a voluntary termination following: (i) material downward change in the functions, duties, or responsibilities which reduce the rank or position of the Participant; (ii) a reduction in the Participant's annual base salary;
    (iii) a material reduction in the Participant's annual incentive plan award other than for financial performance as it broadly applies to all similarly situated Participants in the same plan; (iv) a material reduction in the Participant's retirement or supplemental retirement benefits that does not broadly apply to all Participants in the same plan; or (v) transfer of the Participant's office to a location that is more than fifty (50) miles from the Participant's current principal office location.

RELOCATION AGREEMENTS

    In order to induce them to relocate to the Company's corporate headquarters, each of Mr. Mackey, Mr. Mathiasen and Ms. Sulzbach is entitled to certain relocation benefits under a relocation agreement.

    If Mr. Mackey ceases to be employed as Chief Operating Officer of the Company within three years following his appointment to that position, the Company will pay the costs of his relocation from Santa Barbara to a destination as far away as San Diego, and will guaranty the resale of his Santa Barbara home at cost plus documented capital improvements.

    If either Mr. Mathiasen's or Ms. Sulzbach's employment is involuntarily terminated other than for "cause" (as defined below), (i) the executive will receive 24 months of salary and benefits continuation along with re-employment assistance, (ii) any stock options that have been granted and have vested prior to such termination or during any period of salary continuation will continue to be exercisable up until 90 days after the end of the salary continuation period, unless by their terms the options expire sooner, (iii) the executive may elect to have the Company move the executive back to the location of residence prior to having relocated, and (iv) if the executive elects to move back, the Company will assist with the sale of the executive's new home. If any of the above-named executives is involuntarily terminated as a result of a Change of Control (as defined in the Severance Protection Plan discussed above) of the Company, the executive will not be eligible for the 24 months of salary and benefits continuation discussed under item (i) above. No termination benefits will be payable if the executive voluntarily terminates employment or employment is terminated for cause.

    As used in the relocation agreement, the term "cause" includes, but is not limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving person profit), failure, neglect or refusal to perform duties in any material respect, violation of law (except traffic violations or similar minor infractions), material violation of Tenet's human resources or other policies, or any material breach of the agreement; provided, however, that a failure to achieve or meet business objectives as defined by the Company shall not be considered "cause" so long as the executive has devoted the executive's best and good faith efforts and full attention to the achievement of those business objectives.

                           RELATED PARTY TRANSACTIONS

NAMED EXECUTIVE OFFICERS' PURCHASE OF BROADLANE COMMON STOCK

    In December 1999, a Tenet subsidiary joined with Ventro, Inc. to form Broadlane. Broadlane was formed to provide business-to-business e-commerce solutions for the purchase and sale of health care supplies. In January 2000, Broadlane offered shares of its common stock to approximately 434 Tenet employees, including the named executive officers. The shares were offered at $1.45 per share, which was the fair market value of such shares at that time. At May 31, 2000, the Company owned 59.9% of Broadlane.

    Pursuant to the offering, the named executive officers purchased the number of shares indicated in the "Aggregate Number of Shares Beneficially Owned" column of the "Stock Ownership" table. Under the terms of the offering, no shares may be sold by an executive officer until the first anniversary of the date of purchase. 50 percent of the shares may be sold between the first and second anniversaries of the date of purchase. The remaining 50 percent of the shares may be sold after the second anniversary of the date of purchase. Any sale of shares also may be subject to any lock-up agreement on the shares that may be required by the underwriters in any public offering by Broadlane. In addition, if the executive officer voluntarily terminates employment with the Company (other than to work for Broadlane), or if such executive's employment is terminated for cause, Broadlane will have the right to repurchase all shares acquired by the executive officer pursuant to the offering. The price to be paid by Broadlane for such shares upon repurchase will be equal to their original purchase price, plus interest from the date of purchase at an annual rate of eight percent; provided, however, that after a public offering, if any, has occurred, if such executive leaves the Company or Broadlane during such period of time when such executive's Broadlane shares remain subject to any restrictions on sale, then such shares that are then subject to restriction on sale will be repurchased at 50 percent of their fair market value, if such amount is higher than the original purchase price plus interest. Prior to a public offering, if any, the shares also are subject to Broadlane's right of first refusal if the executive wishes to sell the shares.

LAWRENCE BIONDI, S.J.

    Fr. Biondi has been the President of the Saint Louis University ("SLU") since 1987. In 1997, prior to Fr. Biondi joining the Board, the Board approved the acquisition of the assets of the SLU Hospital (the "Hospital") and related health care operations for a purchase price of approximately $300 million plus one-time commitments to endow academic chairs and support education programs from SLU. By the terms of an Academic Affiliation Agreement, the Company must annually pay to SLU, for a term of 30 years, an amount equal to 25 percent of the amount by which the Hospital's EBITDA exceeds $42.1 million, LESS an adjustable amount based on compensation paid to certain individuals serving as academic department chairs and division chiefs at SLU's School of Medicine.

    The Company and SLU also entered into several agreements for SLU to provide certain services to the Hospital for which SLU receives a contracted service charge. The services include educational support, medical staffing and direction, use of SLU's library, pastoral care and laboratory testing. In addition, SLU has contracted to purchase certain supplies and services from the Company and the Hospital, including research space and support, information systems technical support, telephone services and pharmaceuticals. SLU also has entered into a master lease agreement with the Company pursuant to which space is leased to and from the Company for contracted rates.

    For the fiscal year ended June 30, 1999, SLU had total revenues of $404 million, of which $146 million was derived from health care operations. $27.1 million of SLU's health care operations revenues came from the Company.

SANFORD CLOUD, JR.

    Mr. Cloud has been President and Chief Executive Officer of The National Conference for Community and Justice ("NCCJ") since 1994. In fiscal year 2000, The Tenet Healthcare Foundation committed to donate $500,000 over five years to NCCJ to fund programs and activities to advance the mission of NCCJ.

VAN B. HONEYCUTT

    Mr. Honeycutt is the Chairman, President and Chief Executive Officer of CSC. Pursuant to consulting agreements executed prior to Mr. Honeycutt joining the Board, the Company paid CSC approximately $1 million during fiscal year 2000 in exchange for CSC providing consulting services to the Company with respect to the Company's information systems. CSC was selected following an evaluation of multiple vendors. For the fiscal year ended March 31, 2000, CSC had revenues of approximately $9.37 billion

                      SHARES OWNED BY CERTAIN SHAREHOLDERS

    Based on reports filed with the SEC in February 2000, the following four entities each owns more than five percent of the Company's outstanding common stock. No other entity or person is known by the Company to beneficially own more than five percent of its outstanding common stock.

                                            AMOUNT AND NATURE OF         PERCENT OF CLASS AS OF
NAME AND ADDRESS                            BENEFICIAL OWNERSHIP             JULY 31, 2000
----------------                       -------------------------------   ----------------------
Prudential Insurance Co. of            23,315,253 shares held directly             7.41%
  America ...........................
  751 Broad Street
  Newark, NJ 07102-3777

AXA Financial, Inc. and                20,246,122 shares held directly             6.43%
  affiliates ........................
  1290 Avenue of the Americas
  New York, NY 10104

Oppenheimer Capital .................  18,825,077 shares held directly             6.08%
  1345 Avenue of the Americas
  New York, NY 10105

Wellington Management Company .......  16,496,900 shares held directly             5.24%
  75 State Street
  Boston, MA 02109

2. APPROVAL OF THE SECOND AMENDED AND RESTATED 1994 DIRECTORS STOCK OPTION PLAN

    On July 26, 2000, the Board adopted, subject to shareholder approval, the Second Amended and Restated 1994 Directors Stock Option Plan (the "DSOP"), which increases the number of shares available for purchase under the DSOP from 500,000 to 1,200,000. The Company believes the DSOP is necessary in order to attract, motivate and retain nonemployee directors of training, experience and ability, and to align the interests of such directors with those of the Company and its shareholders by providing a proprietary interest in the Company's financial success and growth. If the DSOP is not approved, the former plan will remain in effect without giving effect to the amendment.

    The primary features of the DSOP are summarized below. The summary is qualified by, and subject to, the provisions of the DSOP, a copy of which is attached as APPENDIX B and should be referred to for a complete statement of the terms of the DSOP.

ADMINISTRATION

    All grants of options under the DSOP are administered by the Compensation Committee. Subject to the limitations set forth in the DSOP, the Compensation Committee has authority to interpret the DSOP, to prescribe, amend and rescind rules, to determine the vesting terms for all options granted under the DSOP and to make all other determinations necessary for the DSOP's administration.

ELIGIBILITY AND GRANTS

    Only nonemployee directors of the Company are eligible to participate in the DSOP. Participants will each receive an automatic grant, on the fourth Thursday of October of each year, of options to purchase the greater of (x) 10,000 shares of Common Stock and (y) the number of shares of Common Stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by
(ii) the closing price of the Common Stock on the New York Stock Exchange on the date of grant. In addition, newly-elected nonemployee directors are granted options to acquire two times the greater of (x) 10,000 shares of Common Stock and (y) the number of shares of Common Stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

OPTIONS TERMS AND CONDITIONS

    Each option grant has a 10-year term, will have a vesting term determined by the Compensation Committee, which may include immediate vesting upon grant, and permits the holder to purchase shares at an exercise price equal to the fair market value of such shares on the date of grant. The DSOP permits payment for shares issued upon exercise of an option to be made by cash, check, wire transfer and broker-assisted same-day sales. With the approval of the Compensation Committee, payment may be made by other shares of common stock of the Company (with some restrictions), promissory note (with some restrictions), any other form of consideration permitted by applicable law, or any combination thereof.

    Each option will expire at the time a nonemployee director ceases to be a nonemployee director, except as described below. If a nonemployee director is terminated other than for cause (as determined solely by the Company), or a director is nominated but not reelected by the shareholders, then the option will expire one year after the date of termination or the date of the election, as the case may be, unless during such one-year period, the nonemployee director dies or becomes permanently and totally disabled in which case the option will expire one year after the date of death or permanent and total disability. If the nonemployee director retires at or after age 65, or retires with the consent of the Committee, the option will expire five years after the date of retirement unless during such five-year period, the nonemployee director dies or becomes permanently and totally disabled in which case the option will expire upon the later of five years after retirement or one year after the date of death or permanent and total disability. If the nonemployee director dies or becomes permanently and totally disabled while serving in such capacity, the option will expire five years after the date of death or permanent and total disability.

NONTRANSFERABILITY OF OPTIONS

    Unless otherwise determined by the Compensation Committee, options granted under the DSOP are not transferable other than by will or the laws of descent and distribution and may be exercised during the nonemployee director's lifetime only by the nonemployee director.

ADJUSTMENT

    In the event the Company's stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in the Company's capital structure effected without the receipt of consideration, appropriate and proportionate adjustment will be made by the Compensation Committee in the number and class of shares of stock subject to the DSOP, the number and class of shares of stock subject to any option outstanding under the DSOP and the exercise price of any such outstanding option.

    In the event of a liquidation, dissolution, reorganization, merger or consolidation of the Company or other similar change in the Company, any outstanding options will be fully vested unless provisions are made for the continuance of the DSOP or the assumption or the substitution for such options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. In the event of a Change of Control of the Company, all outstanding options will be fully vested. For purposes of the DSOP, a "Change of Control" of the Company shall have occurred when a Person, alone or together with its Affiliates and Associates, becomes the beneficial owner of 20 percent or more of the general voting power of the Company. The terms "Affiliate" and "Associate" have the meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended. The term "Person" means an individual, firm, corporation or other entity or any successor to such entity, but does not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan or any Person who acquires 20 percent or more of the general voting power of the Company in a transaction or series of transactions approved prior to such transaction or series of transactions by the Board. The term "Voting Stock" means the shares of the Company's capital stock having general voting powers, with "voting power" meaning the power under ordinary circumstances to vote in the election of directors.

AMENDMENT AND TERMINATION

    The Board may amend, suspend or terminate the DSOP at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the DSOP to the extent necessary and desirable to comply with applicable laws. No such action by the Board or shareholders may alter or impair any option or award previously granted under the DSOP without the written consent of the nonemployee director. Unless terminated earlier, the DSOP will terminate on July 26, 2010.

FEDERAL TAX CONSEQUENCES

    A nonemployee director will not recognize any income upon the grant of an option. Upon exercise, the nonemployee director will recognize taxable income in an amount equal to the excess of the then fair market value of the shares over the exercise price. The Company is entitled to a deduction in the same amount as, and at the time, the nonemployee director recognizes ordinary income. Upon a disposition of such shares by the nonemployee director, any difference between the sale price and the nonemployee director's exercise price, to the extent not recognized in determining taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months generally will be treated as long-term capital gains (or losses) and net capital gains (or losses) on shares held 12 months or less generally will be treated as short-term capital gains (or losses).

    The foregoing is only a summary of the effect of federal income taxation upon nonemployee directors and the Company with respect to the grant and/or exercise of options under the DSOP. It does not purport to be complete and does not discuss the tax consequences arising in the context of the nonemployee director's death or the income tax laws of any municipality, state or foreign country in which the nonemployee director's income or gain may be taxable.

DSOP BENEFITS

    Given the directors' current annual retainer, if the Company's closing stock price on the date of grant is $26 per share or higher, each director will receive an annual grant of 10,000 stock options. If the Company's closing stock price on the date of grant is less than $26 per share, each director will receive an annual grant of more than 10,000 shares based on the formula described above. If the annual grant had been made on July 31, 2000, each director would have received a grant of 10,000 stock options based on the Company's closing price of $30.44 on that date.

SHAREHOLDER APPROVAL

    This proposal will be approved if a majority of the votes present or represented by proxy and entitled to vote on the proposal at the Annual Meeting are cast for approval of the proposal. Shares will be counted as voting against the proposal if they are voted against the proposal or abstain from voting. Broker non-votes will not change the number of votes cast for or against the proposal and will not be treated as shares entitled to vote. Unless marked to the contrary, proxies will be voted FOR the approval of the DSOP.

    THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE SECOND AMENDED AND RESTATED 1994 DIRECTORS STOCK OPTION PLAN.

3. RATIFICATION OF SELECTION OF AUDITORS

    On the recommendation of the Audit Committee, the Board has selected KPMG LLP to serve as independent auditors for the fiscal year ending May 31, 2001. KPMG LLP is familiar with the operations of the Company and together with its predecessor organizations have been the Company's auditors since the Company's inception. The Audit Committee of the Board is satisfied with KPMG LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence.

    KPMG LLP expects its representatives to attend the meeting to make a statement should they so desire and to respond to questions where appropriate.

SHAREHOLDER APPROVAL

    Ratification of the selection of the independent auditors by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification, provided a quorum is present. Abstentions and broker non-votes will not be counted. If a favorable vote is not obtained, other auditors will be selected by the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of KPMG LLP as the Company's auditors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S AUDITORS.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Any shareholder proposal intended to be presented at the next annual meeting and included in the Company's proxy statement and form of proxy relating to that meeting must be received by the Company's Secretary by April 17, 2001. Any such proposal must comply with Rule 14a-8 of the Securities and Exchange Commission.

    The Company's by-laws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give the Company written notice between June 13, 2001, and July 13, 2001. The notice must comply with the requirements of Sections 1.10 and 2.4 of the Company's by-laws. Any such nomination or other business will not be included in the Company's proxy materials for the next annual meeting but may be brought before the meeting.

    Any proposal or nomination for which notice is not received by the Company's Secretary by July 13, 2001, will not be considered at the next annual meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10 percent of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. During fiscal year 2000, David L. Dennis, Vice Chairman, Chief Corporate Officer and Chief Financial Officer in the Office of the President, filed one late Form 3 reporting his initial beneficial ownership of the Company's shares. Christi R. Sulzbach, Executive Vice President and General Counsel, filed one late Form 4 reporting her exercise of options in January 2000. All other directors, executive officers and 10 percent shareowners complied with all Section 16(a) filing requirements. In making this statement, the Company has relied upon examination of the copies of Forms 3, 4 and 5 provided to the Company and the written representations of its directors, executive officers and 10 percent shareowners.

                                          By Order of the Board of Directors

                                          /s/ RICHARD B. SILVER

                                          Richard B. Silver
                                          SECRETARY

SANTA BARBARA, CALIFORNIA
AUGUST 15, 2000

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

    This charter governs the operations of the Audit Committee of the Board of Directors (the "Committee") of Tenet Healthcare Corporation (the "Company").

                                    PURPOSE

    The Committee's primary duties and responsibilities are to: (1) monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; (2) monitor the independence and performance of the Company's outside auditors and internal audit services department; and (3) provide an avenue of communication among the outside auditors, management, the internal audit services department and the Board of Directors.

                                  ORGANIZATION

    The Committee shall be appointed by the Board of Directors and shall consist of at least three (3) directors who are independent. The term "independent" is defined as: having no relationship to the Company that may interfere with the exercise of an audit committee member's independence from management and the Company.

    Each member of the Committee shall be financially literate. The term "financially literate" is defined as: the ability to read and understand fundamental financial statements, including a company's balance sheet, income statement, statement of shareholders' equity and cash flow statement and the related footnotes thereto.

    At least one member of the Committee must have accounting or related financial management expertise. The phrase "accounting or related financial management expertise" is defined as: past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the individual's financial sophistication, including being, or having been, a CEO or other senior officer with financial oversight responsibilities.

    The Committee shall meet at least four times annually, maintain minutes of meetings and periodically report to the Board of Directors on significant results of its activities.

    The Committee shall review and reassess the adequacy of this charter at least annually, and a charter shall be approved annually by the Board of Directors.

                           SCOPE OF RESPONSIBILITIES

    REVIEW PROCEDURES

    The Committee shall review the Company's annual audited financial statements prior to the financial statements being filed with the Securities and Exchange Commission (the "SEC") or distributed to shareholders. Such review shall include discussion with management and the Company's outside auditors regarding significant issues with respect to accounting principles, practices and/or judgments.

    The Committee and/or the Chairman of the Committee shall review and discuss with the Company's outside auditors the Company's quarterly financial statements prior to, or as soon as practicable after, the quarterly financial statements being filed with the SEC.

    At least once a year, the Committee, in consultation with management, the Company's outside auditors and the Company's internal auditors, shall:
(a) discuss the integrity of the Company's financial reporting processes and controls; (b) discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures; and
(c) review a report prepared by the outside auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements and management's responses to the report.

    OUTSIDE AUDITORS

    The outside auditors of the Company are accountable to the Board of Directors of the Company and the Committee. The Board of Directors of the Company and the Committee have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

    At least once a year, the Committee shall (a) review the independence and performance of the outside auditors; (b) recommend to the Board of Directors the appointment of the outside auditors; (c) approve the fees and other significant compensation to be paid to the outside auditors; (d) ensure that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the outside auditor and the Company;
(e) actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor; (f) recommend that the Board of Directors of the Company take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditor's independence; and (g) review the outside auditors' audit plan.

    The Committee shall discuss with the outside auditors certain matters required to be communicated to the Committee in accordance with AICPA SAS 61.

    INTERNAL AUDIT

    At least once a year, the Committee shall review (a) the budget, plan, activities, organizational structure and qualifications of the audit services department; (b) the appointment, performance and replacement, if necessary, of the senior audit services department executive; and (c) significant reports prepared by the audit services department.

    OTHER RESPONSIBILITIES

    The Committee shall perform any other activities consistent with this charter, the Company's by-laws and governing law as the Committee or the Board of Directors deems necessary or appropriate.

                                   APPENDIX B

                          TENET HEALTHCARE CORPORATION
                          SECOND AMENDED AND RESTATED
                        1994 DIRECTORS STOCK OPTION PLAN

1.  PURPOSE OF PLAN.

    The purpose of the Second Amended and Restated 1994 Directors Stock Option Plan of Tenet Healthcare Corporation is to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain Directors of training, experience and ability, and to encourage the highest level of Directors' performance by providing Directors with a proprietary interest in the Company's financial success and growth.

2.  DEFINITIONS.

        (a) "Board" means the Board of Directors of the Company.

        (b) "Committee" means the Compensation and Stock Option Committee of the Board as shall be appointed by the Board from time to time.

        (c) "Common Stock" means the $.075 par value Common Stock of the Company.

        (d) "Company" means Tenet Healthcare Corporation, a Nevada corporation, formerly known as National Medical Enterprises, Inc.

        (e) "Director" means a member of the Board who is not an Employee.

        (f) "Employee" means any full-time employee of the Company, or of any of its subsidiaries.

        (g) "Fair Market Value" means the closing price of a share of Common Stock on the New York Stock Exchange on the date as of which fair market value is to be determined or the actual sale price of the shares acquired upon exercise if the shares are sold in a same day sale, or if no sales were made on such date, the closing price of such shares on the New York Stock Exchange on the next preceding date on which there were such sales.

        (h) "Grant Date" means the date on which an Option is granted to a Director.

        (i) "Initial election" means election to the Board by the Board or by the shareholders of the Company, whichever first occurs.

        (j)  "Option" means a non-qualified stock option.

        (k) "Plan" means the Company's Second Amended and Restated 1994 Directors Stock Option Plan, as amended from time to time.

3.  SHARES OF COMMON STOCK SUBJECT TO THIS PLAN.

    Subject to the provisions of Section 7, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to exercise of Options under this Plan is 1,200,000 shares of Common Stock. Such shares may be either authorized but unissued shares of Common Stock or treasury shares.

4.  ADMINISTRATION OF THIS PLAN.

        (a) This Plan shall be administered by the Committee, which shall have the power to interpret this Plan and, subject to its provisions, to prescribe, amend and rescind rules and to make all other determinations necessary for this Plan's administration.

        (b) All action taken by the Committee in the administration and interpretation of this Plan shall be final and binding upon all parties. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to this Plan or any Option.

5.  ELIGIBILITY.

        (a) Only Directors shall be eligible to participate in this Plan. Each Director who is serving in such capacity on the Grant Date automatically shall be granted, on the last Thursday of October of each year, an Option to acquire the greater of (x) 10,000 shares of Common Stock and (y) the number of shares of Common Stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the Fair Market Value on the Grant Date.

        (b) Upon Initial Election to the Board, each Director automatically shall be granted, on the last Thursday of the month of such Director's election to the Board, an Option to acquire two times the greater of
    (x) 10,000 shares of Common Stock and (y) the number of shares of Common Stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the Fair Market Value on the Grant Date.

        (c) Each Option will be evidenced by a written instrument including terms and conditions consistent with this Plan, as the Committee may determine.

6.  TERMS AND CONDITIONS OF STOCK OPTIONS.

        (a) The purchase price of Common Stock under each Option will be the Fair Market Value on the Grant Date. Notwithstanding any other provision to the contrary contained in this Plan, including without limitation, Sections 6(c)(i), (ii) and (iii), each Option will expire not later than ten years from the Grant Date.

        (b) The Committee shall have the discretion to set the vesting terms for all Options granted under this Plan, including the discretion to grant Options that vest immediately upon grant. Upon vesting, an Option may be exercised with respect to all shares of Common Stock covered thereby during its term provided hereunder.

        (c) Subject to the provisions of Section 6(a), each Option will expire at the time the Director ceases to be a Director, except as follows:

            (i) If the service of the Director is terminated by the Company other than for cause, for which the Company will be the sole judge, or if the Director is nominated but is not reelected by the shareholders of the Company, then the Option will expire one year after the date of termination;

           (ii) If the Director retires at or after age 65, or retires with the consent of the Committee, the Option will expire five years after the date of retirement.

           (iii) If the Director dies or becomes permanently and totally disabled while serving in such capacity, the Option will expire five years after the date of death or permanent and total disability. If the Director dies or becomes permanently and totally disabled within the one-year period referred to in subparagraph (i) above, the Option will expire one year after the date of death or permanent and total disability. If the Director dies or becomes permanently and totally disabled within the five-year period referred to in subparagraph
       (ii) above, the Option will expire upon the later of five years after retirement or one year after the date of death or permanent and totally disability.

        (d) Upon the exercise of an Option, the exercise price will be payable in full (i) in cash; or, (ii) with the consent of the Committee in its sole discretion, (A) by the assignment and delivery to the Company of shares of Common Stock, owned by the holder of the Option for at least six months, with a Fair Market Value on the relevant exercise date equal to the exercise price, (B) by execution and delivery of a promissory note, secured by such number of shares of Common Stock determined by the Committee, bearing interest at a rate determined by the Committee, or (C) by a combination of any of the above. No payment by an assignment of shares or by a promissory note or by any combination thereof will be allowed unless such payments are allowed under applicable requirements of federal and state tax, securities and other laws, rules and regulations and any regulatory authority having jurisdiction.

7.  ADJUSTMENT PROVISIONS.

        (a) Subject to Section 7(b), if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin-off, sale of all or substantially all the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares provided in Section 3 and Section 5 and (ii) the number and kind of shares or other securities subject to, and the purchase price in, then-outstanding Options.

        (b) Notwithstanding the provisions of Section 7(a), upon dissolution, or liquidation of the Company or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all the assets of the Company, all Options then outstanding under this Plan will be fully vested and the restrictions upon exercise in
    Section 6(b) will immediately cease, unless provisions are made in connection with such transaction for the continuance of this Plan or the assumption or the substitution for such Options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

        (c) Adjustments under Section 7(a) and 7(b) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under this Plan on account of any such adjustments.

        (d) Upon the occurrence of a "Change of Control" of the Company, all Options then outstanding under this Plan will be fully vested and the restrictions upon exercise in Section 6(b) will immediately cease. For purposes of this Section 7(d) the following definitions shall apply:

            (i) A "Change in Control" of the Company shall have occurred when a Person, alone or together with its Affiliates and Associates, becomes the beneficial owner of 20% or more of the general voting power of the Company.

           (ii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")

           (iii) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan or any Person who acquires 20% or more of the general voting power of the Company in a transaction or series of transactions approved prior to such transaction or series of transactions by the Board.

           (iv) "Voting Stock" shall mean shares of the Company's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

8.  GENERAL PROVISIONS.

        (a) Nothing in this Plan or in any instrument executed pursuant to this Plan will confer upon any Director any right to continue as a Director or affect the right of the Company to terminate the services of any Director in accordance with the bylaws of the Company.

        (b) No shares of Common Stock will be issued or transferred pursuant to an Option unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the exercise of an Option, the Company may require the Director to take any reasonable action to meet such requirements.

        (c) No Director and no beneficiary or other person claiming under or through such Director will have any right, title or interest in or to any shares of Common Stock allocated or reserved under this Plan or subject to any Option except as to such shares of Common Stock, if any, that have been issued or transferred to such Director.

        (d) No Option and no right under this Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge or charge of any nature except (i) with the written consent of the Committee, (ii) an assignment in favor of the Company, and (iii) under such rules and regulations as the Committee may establish pursuant to the terms of this Plan.

        (e) No Option and no right under this Plan, contingent or otherwise, will be transferable by a Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employee Retirement Income Security Act ("ERISA"), or the rules thereunder. The designation of a beneficiary by a Director does not constitute a transfer.

9.  AMENDMENT AND TERMINATION.

        (a) The Board will have the power, in its discretion, to amend, suspend or terminate this Plan at any time, subject to approval of the shareholders of the Company if and to the extent necessary for the continued applicability of Rule 16b-3 under the Exchange Act.

        (b) No amendment, suspension or termination of this Plan will, without the consent of the holder, alter, terminate, impair or adversely affect any right or obligation under any Option previously granted under this Plan.

        (c) Notwithstanding the provisions of Section 9(a), the Board may not amend the provisions of Section 5 or the definition of "Director" in
    Section 2 more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder.

10. EFFECTIVE DATE OF PLAN AND DURATION OF PLAN.

    This amended Plan is effective as of July 26, 2000. Unless this Plan is previously terminated, this Plan will terminate on July 26, 2010 except with respect to Options then outstanding.

     YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please complete, date and sign the attached proxy card and return it in the accompanying postage-paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.









--------------------------------------------------------------------------------
                           TENET HEALTHCARE CORPORATION

                   PROXY -- SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Jeffrey C. Barbakow, Christi R.
Sulzbach, and Richard B. Silver, and each of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on October 11, 2000, and any adjournments thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2, AND "FOR" ITEM 3.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2 AND "FOR" ITEM 3.

                              (Please sign on reverse side and return promptly.)

                         TENET HEALTHCARE CORPORATION
                         P.O. BOX 11338
                         NEW YORK, N.Y. 10203-0338

                              DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

      /   /

1.  Election of the following nominees as Directors:

    FOR all nominees listed below.  /  /

    WITHHOLD AUTHORITY to vote for all nominees listed below.   /  /

    *EXCEPTIONS  /  /

    Nominees:  Jeffrey C. Barbakow, Lawrence Biondi, S.J., Van B. Honeycutt


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

2. Proposal to approve the Tenet Healthcare Corporation Second Amended and Restated 1994 Directors' Stock Option Plan.

    FOR    / /                  AGAINST    / /                  ABSTAIN    / /

3. Proposal to ratify the selection of KPMG LLP as independent auditors for the fiscal year ending May 31, 2001.

    FOR    / /                  AGAINST    / /                  ABSTAIN    / /


                                          CHANGE OF ADDRESS AND/     / /
                                          OR COMMENTS MARK HERE


                                   Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

                                   Date:                                 , 2000
                                        ---------------------------------

                                   --------------------------------------------
                                                       Signature

                                   --------------------------------------------
                                                       Signature

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



                                PLEASE DETACH HERE
                  YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                     BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------